Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-173371 and 333-179845) pertaining to the 2010 Equity Incentive Award Plan and 2001 Stock Option/Stock Issuance Plan of REVA Medical, Inc. of our reports dated February 27, 2013, with respect to the consolidated financial statements of REVA Medical, Inc., and the effectiveness of internal control over financial reporting of REVA Medical, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

San Diego, CA

February 27, 2013